KEY EXECUTIVE EMPLOYMENT AGREEMENT

This Key Executive Employment Agreement (“Agreement”) is effective as of January 1, 2018, between Impac Mortgage Corp., a California Corporation and Impac Mortgage Holdings, Inc. (“IMH”), a Maryland corporation, (jointly referred to as “Employer”) and George Mangiaracina (“Employee”) on the following terms and conditions.

WHEREAS, Employer engages in the business of providing residential mortgages to individuals;

WHEREAS Employee desires to become employed by Employer as President of Employer and its related subsidiaries on the terms and conditions set forth in this Agreement; and

WHEREAS Employer desires the services of Employee in order to obtain his specialized experience, abilities, and knowledge and is therefore willing to engage his services on the terms and conditions set forth below.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Term of Employment.

The initial term of Employee under this Agreement shall begin on January 1, 2018 and end on December 31, 2019 (the “Initial Term”) and does not extend automatically.  The Initial Term, together with any extensions agreed to in writing by an amendment signed by Employer and Employee, is hereinafter referred to as the “Term.”

2. Place of Employment.

Unless the parties agree otherwise in writing, during the Term, Employee shall perform the services he is required to perform under this Agreement at Employer’s offices, located in Orange County, California, provided, however, that Employer may from time to time require Employee to travel temporarily to other locations on Employer’s business.

3. Duties.

a. Employer shall employ Employee as the President of Employer and its related subsidiaries, and Employee shall perform such duties as customarily required of such a position, as identified in Exhibit A to this agreement.  Employee will initially report to Joseph Tomkinson.

b. The employment relationship between the parties shall be governed by the general employment policies and practices of Employer, as they may be amended from time to time, including but not limited to those relating to protecting confidential information and assignment of inventions and those pertaining to legal compliance and business ethics, provided, however, that when the terms of this Agreement differ from or conflict with Employer’s general employment policies or practices, this Agreement shall control.

4. Outside Business Activities.

Subject to the terms and conditions set forth in this Agreement, Employer agrees to employ Employee as the President of Employer and its subsidiaries, and Employee hereby accepts this employment.  During the Term, Employee shall devote his full-time and best efforts to performing his duties to Employer’s business and affairs.

5. Time and Effort Required.

During the Term, Employee shall devote such time, interest, and effort to the performance of this Agreement as may, in the view of Employer, be fairly and reasonably necessary.  Employee commits to move to California by the end of 2018 to be able to commit sufficient time to be present at the Company to carry out his duties hereunder.  Employee does not need to become a California resident to satisfy this requirement.

6. Competitive Activities.

During the Term, Employee shall not, directly or indirectly, whether as partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer’s business.

7. Base Salary.

Employee shall receive for services rendered an annual base salary of $750,000.00 payable on a semi-monthly basis in accordance with Employer’s normal payroll practices, subject to all applicable tax withholdings and other authorized deductions.

Employee may elect to defer any portion of his Base Salary, Executive Bonus or Annual Bonus into an approved Employer sponsored deferred compensation plan, provided that Employer has no obligation to provide such a deferred compensation plan.

8. Bonus Compensation.

In addition to the base salary, Employer will be eligible to receive the following Bonus Compensation, subject to all applicable tax withholdings and other authorized deductions;

a. Executive Bonus. Employee will receive bonuses of $375,000 on April 1, 2018 and also on October 1, 2018. Also, on December 1, 2019 Employee will receive a bonus of $750,000.

b. Annual Bonus.  Employee will be eligible for a discretionary Annual Bonus to be communicated to Employee by December 31 of 2018 and 2019.  The amount of such a bonus, if any, will be in the complete and sole discretion of the Board of Directors of IMH.  If such a Bonus is declared, then the first $250,000 of such a bonus shall be paid in cash.  Said payment will be made with 20% of it paid by January 31 and the balance of the cash paid within 10 of the date the 10K is filed by IMH.  Any amount in excess of $250,000 shall be paid one half in cash and one half shall be paid in Restricted IMH stock.  The amount of stock will be determined by valuing the stock at the average closing price of the stock on the 20 trading days prior to that year’s 10K filing.  Any such stock will then vest on the yearly anniversary date starting one year after the grant and shall be in 3 equal installments over the following 3 years.  ( See Exhibit B for an example).  This discretionary Bonus shall be based upon predetermined criteria being achieved.  In order to be eligible for an Annual Bonus the Employee must be actively employed by Employer (without consideration for any extended salary or severance) on December 31 of the year in which he is seeking an Annual Bonus.  The criteria for 2018 shall be as follows and the criteria for 2019 shall be as preagreed by the parties , which preagreement shall be completed on or before December 1, 2018:

1. Execution of “The Strategic Discussion, Mission Critical Initiatives and Vision for 2018” presented by Employee to the Board of Directors in January, 2018, with updated initiatives and financial projections for 2019 to be presented in the Fourth Quarter of 2018.

2. Assisting the CFO with addressing the Key Risk Areas as identified in the “Enterprise Risk Management Update” presented by the CRO to the Board of Directors in January, 2018.
3. Assisting the CFO with addressing the “Internal Audit and Sox Status Report” presented by the Head of Internal Audit to the Board of Directors in January, 2018.

4. Improving the overall performance and direction of the Company as measured by GAAP and operating income, capital raise activities, merchant banking activities, including merger, acquisition and business combinations, and with respect to 2019, the performance of IMH stock.

9. Stock Options.

a. Employee will be eligible to participate in the stock option program of Employer’s parent company, Impac Mortgage Holdings, Inc. (“Parent Company”).  Grants under this program are typically made annually and are up to the complete discretion of the Board of Directors of the Parent Company.

b. The terms and conditions of the stock options are subject to the standard terms and conditions of the plan under which the stock options are issued to all Company employees.  If a conflict arises between this Agreement and any such option agreement or plan, the option agreement and plan shall govern.

10. Additional Benefits.

During the Term, Employee shall be entitled to receive ail other benefits of employment generally available to Employer’s other employees when and as he becomes eligible for them, including, medical, dental, life, and disability insurance benefits.

Employer reserves the right to modify, suspend, or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Employee, as long as such action is taken generally with respect to other similarly situated persons and does not single out Employee.

11. Vacation.

Employee shall be entitled to accrue 10 hours of vacation total paid off time per each pay period and otherwise in accordance with Employer’s policies and practices in effect with respect to Employer’s other employees.  The days selected for Employee’s vacation shall be mutually agreeable to Employer and Employee so that Employer’s business operations will not be unduly interrupted.

12. Expense Reimbursement.

During the Term, Employer shall reimburse Employee promptly for reasonable and necessary business expenses made and substantiated in accordance with applicable law and the policies and procedures established from time to time by Employer with respect to Employer’s other employees.  Employer shall furnish Employee with reasonable office space, assistance, and facilities, in addition Employer will make available reasonably acceptable Company corporate housing for Employee until December 31, 2018.

13. Ownership of Intangibles and Confidential Proprietary Information Obligations.

Simultaneously with executing this Agreement, Employee agrees to execute the Employer’s Confidentiality, Non-Disclosure, and Non-Recruiting Agreement and Employee Assignment of Interest in Inventions Agreement, a copy of which is attached hereto and incorporated herein as Exhibit C.

14. Indemnification by Employer.

Employer shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Employer.  Employer is currently in the process of preparing and providing new Indemnity Agreements to its Officers and Directors and Employee will be provided and given the same Indemnification rights provided to such Officers and Directors, however it is understood that such indemnification rights will not be applicable as to any action brought against Employee by Employer.  Until such time as the new Indemnity Agreement is provided to Employee, Employer shall pay and advance, subject to any legal limitations, all expenses, including reasonable attorneys fees and costs of court approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceed and in connection with any appeal that has been brought against Employee by reason of his service as an officer or agent of Employer, with the exception of any action brought against Employee by Employer

15. Termination of Employment; Termination Date.

The date on which Employee’s employment by Employer is deemed to have ceased, as defined in the provisions below ( or upon the Term of this Agreement being reached), is referred to as the “Termination Date.”

16. Termination Without Cause With Severance Payment.
a. Employer may terminate Employee without Cause (as defined herein) by providing Employee with written notice thereof.

b. If Employee’s employment is terminated under this Section , Employee shall receive payment for any unpaid Executive Bonus, plus the pro-rata remainder of his Base Salary from the Termination Date to December 31, 2019, plus a Severance Payment of $750,000 along with any unpaid amounts for all accrued salary, vacation time, and benefits under benefit plans of Employer through the Termination Date, which for purposes of this Section shall be the date specified in the notice from Employer and Employer shall pay the premium for COBRA insurance coverage for Employee and his family for 6 months for such coverage as was previously provided to Employee.  Any restricted stock grants to Employee prior to that date which have not yet vested shall continue to vest over the remaining vesting schedule.  To receive the benefits under this Section Employee must execute a general release in favor of Employer in a form acceptable to Employer.  A sample of the release is attached hereto as Exhibit D, but it is subject to Employer’s right to reasonably modify that document in the future.

c. After the Termination Date, Employer shall not pay to Employee any other compensation or payment of any kind.  Except as otherwise provided in this Section , all other benefits provided by Employer to Employee under this Agreement or otherwise shall cease as of the Termination Date.

d. The payments to be paid under Section 15a for the remainder of the Base Salary, Executive Bonus, Annual Bonus if declared and not yet paid and Severance shall be paid within 30 days of the Termination Date.

17. Termination for Cause by Employee.

In the event of substantial diminution in Employee’s duties, authority, pay or responsibilities, without organizational performance or market justification as determined by Employer, if someone other than Employee is designated as CEO of Employer upon the resignation or termination of employment of Joseph Tomkinson or in the event of a sale ( including a sale of all or substantially all of its assets) or change in control of IMH, Employee may terminate his employment for cause, provided, however, that Employee shall give Employer 30 days’ written notice before any such termination, specifying the nature of the circumstance allegedly justifying such termination by Employee, and Employer shall have until the end of such 30-day period to cure such circumstances in all material respects.  A termination in these circumstances shall be treated as a termination without cause, and Employee shall be entitled to the severance payment and benefits as set forth in Section 15b, above and Employer shall pay the premiums for Employee’s insurance coverage under COBRA for the same insurance coverage provided by Employer to Employee and his family for 6 months for such coverage previously provided to Employee and his family, as then provided by Employer.  The Termination Date under this Section 17 shall be the day after the 30- day cure period expires if Employer fails to cure those circumstances in all material respects by the expiration of that cure period.

18. Termination for Cause by Employer.

a. Termination; Payment of Accrued Salary, Unused Vacation Time and Benefits.  Employer may terminate Employee’s employment with Employer at any time for Cause (as defined below), provided, however, that (i) Employer shall give written notice specifying the circumstances upon which a determination of Cause has been made, and (ii) Employee shall have a 30-day period to cure such circumstances, if they are curable.  The Board may proceed with a termination pursuant to this Section in the event the Employee does not cure the specified circumstances within the 30-day period.  In that Event Employee shall not be entitled to the benefits described in Section 15b, and Employee shall receive payment for all accrued salary, unused vacation time, and benefits under Employer’s benefit plans through the Termination Date, which for purposes of this Section shall be the date on which notice of termination is given.  Employer shall have no further obligation to pay any compensation of any kind (including, without limitation, any incentive compensation or portion of incentive compensation that otherwise may have become due and payable to Employee with respect to the year in which such Termination Date occurs, which for purposes of this Agreement shall be the date specified in Employer’s notice) or severance payment of any kind or to make any payment in lieu of notice except as specified in Section 18c herein.  All benefits provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.

b. Definition of Cause.  “Cause” means the occurrence or existence of any of the following with respect to Employee, as determined by an affirmative majority vote of Impac Mortgage Holding, Inc’s Board of Directors:

(1) Employee is convicted of (or pleads nolo contendere to (A) a crime of dishonesty or breach of trust, including such a crime involving either the property of Employer (or any affiliate, subsidiary, or related entity of Employer) or, the property entrusted to Employer ( or any affiliate, subsidiary, or related entity of Employer) by its clients, including fraud, or embezzlement or other misappropriation of funds belonging to Employer ( or any affiliate, subsidiary, or related entity of Employer) or any of their respective clients, or (B) a felony leading to incarceration of more than 90 days or the payment of a penalty or fine of $ 100,000 or more;

(2) Employee materially and substantially fails to perform Employee’s job duties properly assigned to Employee after being provided 30 days prior written notification by the Board of Directors of Impac Mortgage Holdings, Inc setting forth those duties that are not being performed by Employee; provided that Employee shall have a reasonable time to correct any such failures to the extent that such failures are correctable and Employer may not terminal Employee for “cause” on the basis of any such failure that is cured with a reasonable time.

(3) Employee has engaged in willful misconduct or gross negligence in connection with his service to Employer ( or any affiliate, subsidiary, or related entity of Employer) that has caused or is causing material harm to Employer (or any affiliate, subsidiary, or related entity of Employer;

(4) Employee’s material breach of any of the terms of this Agreement or any other obligation that Employee owes to Employer ( or any affiliate, subsidiary, or related entity of Employer), including a material breach of trust or fiduciary duty or material breach of any proprietary right and inventions or confidentiality agreement between Employer and Employee (or between Employee and any affiliate, subsidiary, or related entity of Employer) ( as such agreements may be adopted or amended from time to time by Employer and Employee).

(5) the death of Employee;

(6) Employee is declared legally incompetent or has a mental or physical condition that can reasonably be expected to prevent Employee from carrying out his essential duties and obligations under this Agreement for a period of greater than 90 days, notwithstanding Employer’s reasonable accommodation to the extent required by law.

c. If Employee’s Termination is due to his death or disability as set forth in Section 18 b Employee, or his estate, shall be entitled to, in addition to whatever rights and benefits he has hereunder, a prorata portion of any unpaid Executive Bonus until the Employee’s date of death or disability not yet paid along with the full amount of any Annual Bonus if declared and not yet paid.

19. Termination on Resignation.

Employee may voluntarily terminate his employment with Employer at any time on 30 days’ prior written notice.  If Employee provides such notice, Employer, at its discretion, may accelerate the termination of Employee’s employment to any date after receipt of such notice from Employee and before the date of the termination specified in such notice from Employee.  Any acceleration of the termination of Employee’s employment shall be effective on written notice being delivered to Employee by Employer.  On any such acceleration by Employer, Employee shall not be entitled to any payment in lieu of notice.  If Employee’s employment is terminated under this Section , Employee shall receive payment for all accrued salary, unused vacation time, and benefits under Employer’s benefit plans through the Termination Date, which for purposes of this Section shall be the earlier of (a) the date on which the 30 days referred to above expires, (b) the date to which Employer elects to accelerate the termination of Employee’s employment, or (c) the date on which Employee ceases performing duties under this Agreement.  Employer shall have no further obligation to pay compensation of any kind (including without limitation any incentive compensation or portion of incentive compensation that may otherwise have become due and payable to Employee with respect to the year in which the Termination Date occurs, which for these purposes shall be the date specified in Employer’s notice) or severance payment of any kind or to make any payment in lieu of notice.  All benefits provided by Employer to Employee under this Agreement or otherwise shall cease on the Termination Date.

20. Employer’s Right to Assign Agreement.

In the event of a merger in which Employer is not the surviving entity, or of a sale of all or substantially all of Employer’s assets, Employer may, at its sole option, assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the Employer’s business through that merger or sale of assets except that Employee may exercise his right to Terminate this Agreement as provided for herein for Cause.

21. Rights and Obligations After Notice of Termination.

If Employee gives notice of termination of this Agreement under Sections 17 or 19, above, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Employer may, in its sole discretion and subject to its other obligations under this Agreement, relieve Employee of his duties under this Agreement.

22. Duty of Cooperation After Termination.

Employee agrees to cooperate with Employer, during the term of this Agreement and 180 days thereafter (including following Employee’s termination of employment for any reason), by being reasonably available to testify at the request of Employer or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Employer, or any subsidiary or affiliate, in any such action, suit, or proceeding by providing information and meeting and consulting with Employer, or representatives of or counsel to Employer, or any subsidiary or affiliate, as reasonably requested.  Employer agrees to reimburse Employee for all expenses actually incurred in connection with Employee’s provision of testimony or assistance (including attorney fees incurred in connection therewith) on submission of appropriate documentation to Employer.

23. Dispute Resolution and Binding Arbitration.

a. Employee and Employer agree that any dispute that arises out of or relates to Employee’s employment relationship with Employer, the termination of that employment relationship, or the validity, enforceability, or breach of this Agreement (including this Section 23) shall be submitted to binding arbitration in accordance with the Federal Arbitration Act, not the California Arbitration Act.  For the purposes of this Section 23, “Employer” includes any of its affiliates, successors, subsidiaries, or parent companies and any present or former officer, director, employee, agent, attorney, or insurer of Employer.  Nothing in this Section 23 shall prevent Employee from filing or maintaining a claim for workers’ compensation, state disability insurance, or unemployment insurance benefits, and nothing in this Section 23 shall be construed to prevent or excuse Employee or Employer from, using existing internal procedures for the resolution of complaints.  Employee may bring claims before administrative agencies when the law permits the agency to adjudicate those claims, even when there is an agreement to arbitrate; examples include claims or charges with the United States Equal Employment Opportunity Commission (or comparable state agency), the National Labor Relations Board, the U.S. Department of Labor, or the Office of Federal Contract Compliance Programs.  Nothing in this Section 23 shall require arbitration of disputes that are excluded from coverage by this Section 23 or by law.

b. Employer and Employee agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this agreement to be referred to hereafter as the Class Action Waiver).  The Class Action Waiver does not apply to any claim that Employee brings on behalf of both himself or herself and others under the California Private Attorneys General Act of 2004.

c. Employee will not be subject to any retaliation or discrimination if Employee seeks to challenge this arbitration provision or participate in a class, collective, or representative action in any forum, but Employer may lawfully seek enforcement of this Agreement under the Federal Arbitration Act and seek dismissal of any class, collective, or representative actions or claims to the fullest extent allowed by law.

d. The parties each expressly waive the right to a jury trial and agree that the arbitrator’s award shall be final and binding on the parties, provided that any award shall be reviewable by a court of law to the fullest extent allowed by law, including for any error of law by the arbitrator.  The arbitrator shall have discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that the arbitrator considers appropriate, but only to the extent consistent with law.  The parties expressly agree that the arbitrator shall have discretion to award the prevailing party reasonable costs and attorney fees incurred in bringing or defending an action under this Section 23, to the fullest extent allowed by law at the time the arbitration commences.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

e. Employer agrees to pay all costs and expenses unique to arbitration, including the arbitrator’s fees.
24. Integration.

This Agreement contains the entire agreement between the parties and supersedes all prior or contemporaneous oral and written agreements, understandings, commitments, and practices between them, including all prior employment agreements, whether or not fully performed by Employee before the date of this Agreement.  Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Employee’s employment by Employer or Employer’s payment of any compensation or provision of any benefit in connection therewith or otherwise are hereby terminated and shall be of no future force or effect.  Employee represents and warrants that Employee is not relying on any representations made before or outside of this Agreement.  No oral modifications, express or implied, may alter or vary the terms of this Agreement.  No amendments to this Agreement may be made except by a writing signed by the CEO or President of Employer, and Employee.  No employee is authorized to alter or vary the terms of this Agreement except by written agreement by the CEO or President of Employer.  Any representations contrary to this Agreement, express or implied, written or oral, made after the date of this Agreement are hereby disclaimed.

25. Choice of Law.

This agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without giving effect to the conflict of laws provisions thereof, with the exception of any claims that may be governed by federal law, such as claims governed by the Federal Arbitration Act or the Employee Retirement Income Security Act.

26. Notices.

Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal delivery (including personal delivery by e-mail) or by registered or certified mail, postage prepaid, addressed to the CEO at Employer’s then principal place of business.  Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in Employer’s files.  For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of delivery, if delivered personally to the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section 28.

27. Severability.

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  If the Class Action Waiver in Section 29 is deemed to be unenforceable, then Employer and Employee agree that this Agreement is otherwise silent as to any party’s ability to bring a class, collective, or representative action in arbitration.

28. Employee’s Representations.

Employee represents and warrants that he is not restricted, contractually or otherwise, from entering into this Agreement.  Employee also warrants that he will not use or disclose any of his former employers’ trade secrets, confidential information or proprietary information in the course of his employment by Employer.

29. Counterparts.

This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

30. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and Employer and their respective successors and assigns, except that Employee may not assign any of his rights or duties under this Agreement without Employer’s prior written consent.

31. Attorney Fees.

If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees as well as reasonable costs and disbursements (including expert witness fees), in addition to any other relief to which the prevailing party may be entitled.

32. Amendments.

No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.

33. No Third Party Rights Conferred.

Except for Employee’s estate under Section 21, above, and any successor of Employer under Section 22, above, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.  There are no third party beneficiaries of this Agreement.

34. Non Disparagement.

During Employee’s employment Employee shall make no material negative or derogatory comments, oral or written, directly , indirectly or by innuendo about the Company, its officers, directors or employee.

Executed by the parties on March 14, 2018, at Irvine, California, to be effective on the date first above written.

/s/ George Mangiaracina_______________
George A. Mangiaracina

Impac Mortgage Corp.,
a California corporation
Impac Mortgage Holdings, Inc.
A Maryland corporation

By: __/s/ Ron Morrison_________________

Name: ___Ron Morrison_______________

Its: ____EVP_________________________

EXHIBIT A

JOb DESCRiption and related ENTITIES

Direct, administer and coordinate the activities of the Organization in support of policies, goals and objectives established by the Chief Executive Officer and the Board by performing the following duties personally or through subordinate managers.  For purposes of this Exhibit A., “Organization” means the Employer and any affiliates or related entities of Employer for whom Executive is requested, to provide services pursuant to the Agreement.  Guide and direct management in the development, strategy, growth, production, expansion into new geographic areas, promotion and the financial aspects of the Organization’s products and services.  Direct the preparation of short-term and long-range plans and budgets based on broad corporate goals and growth objectives.  Oversee executives who direct department activities that implement the Organization’s policies.  Create the structure and processes necessary to manage the Organization’s current activities; and its projected growth.  Implement programs that meet the Organization’s goals and objectives.  Maintain a sound plan of corporate Organization, establishing policies to ensure adequate management development and to provide for capable management succession.  Develop and install procedures and controls to promote communication, and adequate information flow within the Organization.  Establish operating policies consistent with the Chief Executive Officer’s broad policies and objectives and ensure their execution.  Evaluate the results of overall operations regularly and systematically and reports these results to the Chief Executive Officer and the Board.  Define responsibilities, authorities and accountability of all direct subordinates and manage compliance with same.  Monitor all Organization, activities and operations for compliance with local, state and federal regulations and laws governing business operations, and implement and oversee programs designed to ensure such compliance.  Manage a staff of employees including but not limited to insuring compensation structures within the Division are appropriate.  Perform supervisory duties to include:  hiring, corrective action, performance appraisals, salary reviews, counseling, work scheduling, training and budgeting.  Executive’s responsibilities do not include those of an advertising spokesperson, appearing in commercials or other media or materials distributed to the public.  Employer will not publish Executive’s image or likeness without Executive’s consent.

Executive acknowledges and understands that Executive may be requested by Employer to devote some or all of Executive’s time and effort curing the term of employment pursuant to the Agreement to the businesses of Employer’s affiliates or related entities pursuant to certain agreements between and among Employer and such affiliates or related entities.

Executive understands and acknowledges that Executive’s obligations under the Agreement, including Executive’s duties under the Proprietary Rights and Inventions Agreement entered into, shall apply and extend, to Executive’s knowledge of the business of Employer’s affiliates or related entities and any trade secret or other confidential or proprietary information relating to same.

EXHIBIT B

EXAMPLES FOR A 2018 ANNUAL BONUS

1.If the Annual Bonus for 2018 is $250,000 or less it is paid in full in cash.

2.If the Annual Bonus for 2018 is $500,000 and declared on March 30, 2019, then:

A.$250,000 is paid in cash

B.An additional $125,000 is paid in cash

C.Employee is given $125,000 in Restricted IMH stock * which if valued at $10 per share (for example purposes only) constitutes 12,500 shares.  The shares would vest 4,167 shares on the one year anniversary date of the Bonus declaration ( March 30, 2019), 4,166 shares on March 30, 2020 and the final 4,166 shares on March 30, 2021.

•

The value of the shares is determined as the average dosing price of the stock on the 20 trading days prior to that year’s 10K filing.  The restricted stock grant would then be issued within 20 days of the filing of the 10K for that year but the vesting would be based upon the Bonus Declaration date as set forth above.

EXHIBIT C

EMPLOYEE CONFIDENTIALITY, NON-DISCLOSURE,
AND NON-RECRUITING AGREEMENT

This Employee Confidentiality, Non-Disclosure, and Non-Recruiting Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Impac Mortgage Corp., a California corporation (hereinafter referred to as the “Company”) and the employee whose name and signature appear below (hereinafter referred to as the “Employee”) as of the date indicated below, in regard to the following facts:

A.Company is involved in the business of providing residential mortgages to individuals (hereinafter “Company Business”).

B.As part of Employee’s employment with the Company, Employee has or will be exposed to and/or provided with trade secrets (hereinafter referred to as “Trade Secrets”) and proprietary and confidential information (hereinafter referred to as “Confidential Information”) relating to the operation of the Company Business and its clients or customers.

C.The Company wishes to protect its Trade Secrets and Confidential Information from unauthorized possession, use or disclosure, and to protect itself from unfair competition.  Accordingly, Employee acknowledges that a part of the consideration Employee is providing the Company in exchange for his/her employment and continued employment with the Company is Employee’s agreement to maintain the secrecy of the Company’s Trade Secrets and Confidential information in the manner provided herein.

In consideration of the foregoing, Employee agrees as follows:

1.Duty of Loyalty.  While employed by the Company, Employee agrees at all times to devote his/her best efforts to the business of the Company, to perform conscientiously all duties and obligations required or assigned, and not to usurp, for persona! gain, any opportunities in the Company’s line of business.

2.Protection of the Company’s Trade Secrets and Confidential Information.

A.Definition of “Trade Secrets.”  Employee acknowledges and agrees that, through Employee’s employment with the Company, Employee has or will be exposed to and/or provided with the Company’s Trade Secrets.  “Trade Secrets” mean information, including a formula, pattern, compilation, program, device, method, technique or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons or entities who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain it secrecy.  The Company’s Trade Secrets include, but are not limited to, the following: The Company’s files and records regarding customers, prospective customers, independent contractors, subcontractors, vendors, and suppliers, such as contact information; customer lists; prospective customer lists; customer profiles, needs, specifications, account history, habits, and correspondence; information and documents pertaining to analyses and forecasts of production capacity and readiness to meet customer needs; business plans and strategy; information and documents regarding, development, testing, and composition of the Company’s products and services (including, but not limited to, manuals, formulas, flowcharts, specifications, and other products containing information that may be useful to a competitor); custom forms and documents created for internal use in conducting Company Business; software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes); the methods and systems used by the Company in soliciting, marketing, selling and providing its products and services to its customers; financial and accounting information, such as budgets, cost, pricing, and billing information, estimating processes, revenues, and profit margins, targets, and forecasts; unpublished financial statements; and sales and marketing plans, strategies, programs, methods, and techniques.  Employee acknowledges and agrees that the Company’s Trade Secrets are not generally known to the public or to the Company’s competitors, were developed or compiled at significant expense by the Company over an extended period of time, are the subject of the Company’s reasonable efforts to maintain their secrecy, and that the Company derives significant independent economic value by keeping its Trade Secrets a secret.

B.Definition of “Confidential information.”  Employee acknowledges and agrees that, through Employee’s employment with the Company, Employee has or will be exposed to and/or provided with the Company’s Confidential Information.  “Confidential Information” means all information belonging to the Company, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, and whether the information is simply in Employee’s head, that has been provided to Employee during Employee’s employment with the Company and/or Employee has gained access to while employed by the Company and/or was developed by Employee in the course of Employee’s employment with the Company, that is proprietary and confidential in nature.  The Company’s Confidential Information includes, but is not limited to, information believed by the Company to be a Trade Secret that ultimately does not qualify as such under applicable state or federal law but nonetheless was maintained by the Company as confidential, as well as other information maintained as confidential by the Company, including, but not limited to: information concerning the nature of the Company Business and its manner of operation; the methods, strategies, programs, and systems used by the Company in soliciting, marketing, selling and providing its products and services to its customers; financial and accounting information (such as cost, pricing and billing information, price lists, customer profiles and needs, financial policies and procedures estimating processes, revenues, and profit margins, targets, and forecasts); sales and marketing information, such as sales strategies and programs; information concerning the Company’s customers and prospective customers (including, but not limited to, customer lists, prospective customer lists, product and service pricing information, revenues from customer accounts, customer purchasing habits and special needs, contract terms and expiration dates, personal and private information and data of customers and prospective customers, correspondence with customers, negotiation histories, billing histories, and any information about specific customers’ needs and pricing or service preferences); information identifying persons who previously purchased any products or services from the Company; information concerning the Company’s independent contractors, subcontractors, vendors, and suppliers (including lists of all the foregoing); plans and projections for business opportunities for new or developing business; information regarding the Company’s products and services, such as technical data design, flowcharts, plans, proposals, processes, formulae, data and know-how, discoveries, developments, designs, improvements, inventions (whether or not patentable), experimental and research work, and methods; computer and electronic systems, programs, software, disks, tapes, reports, memoranda, charts, notes, manuals, and drawings; software developed by or for the benefit of the Company and related data source code and programming information (whether or not patentable or registered under copyright or similar statutes); unpublished financial statements, budgets, projections, and licenses; employee training methods and employee policies and procedures; personnel files and employment-related records of the Company’s current and former employees (other than Employee’s information) (including, but not limited to, information related to the hiring, recruitment, retention, and termination of the Company’s current and former employees, as well as information related to their job duties, assignments, skills, performance, discipline, promotions, compensation, benefits, leaves of absence, and medical files); the Company’s organizational structure and internal correspondence regarding personnel changes and internal reporting structures; and information concerning the Company Business relationships with persons, firms, corporations and other entities.  Additionally, Confidential Information includes private information of and/or about the Company’s customers that the Company collects, compiles and maintains, including without limitation credit information, social security numbers, addresses, phone numbers, and other private data, whether or not the Company has a legal obligation to safeguard the privacy of such information under applicable state and federal law.

C.Information Not Included Within the Definition of Trade Secrets and/or Confidential Information.  For avoidance of doubt, the Company’s Trade Secrets and Confidential Information do not include any information that: (1) is already in the public domain or becomes available to the public through no breach by Employee of this Agreement; (2) was lawfully in the Employee’s possession prior to disclosure to Employee by Company; (3) is lawfully disclosed to Employee by a third party without any obligations of confidentiality attaching to such disclosure; or (4) is developed by Employee entirely on his/her own time without the Company’s equipment, supplies or facilities and does not relate at the time of conception to the Company Business or actual or demonstrably anticipated research or development of the Company.

D.Company Property.  Employee acknowledges and agrees that all Trade Secrets and Confidential Information developed, created or maintained by Employee, alone or with others, while he/she is employed by the Company, shall remain at all times the sole property of the Company, regardless of where such Trade Secrets and Confidential Information may be stored or maintained by Employee, including, without limitation, on any personal electronic or mobile device owned by Employee.  Employee further acknowledges and agrees that all contact information of and ail communications (including emails, text messages, and other private electronic messages) with the Company’s customers, prospective customers and vendors that Employee may come to possess during Employee’s employment with the Company shall remain the sole property of the Company even if Employee stores such information on Employee’s personal cell phone or electronic device, and Employee shall not take and fail to return such information after termination of Employee’s employment with the Company for any reason.

E.Safeguarding of Company’s Property and Information.  Employee is strictly prohibited, at all times during Employee’s employment with the Company except with prior written approval of the Company’s President, from forwarding from Employee’s Company email account to Employee’s personal email account(s) any emails or documents containing any Company Trade Secrets and/or Confidential Information, as well as from copying, transferring or uploading to Employee’s personal Cloud-based or online storage accounts such as a personal

Dropbox or Google Docs account any documents containing any Company Trade Secrets and/or Confidential Information.  Employee is also strictly prohibited, at all times during Employee’s employment with the Company except with the express or implicit authorization of the Company, and then only for the sole benefit of the Company during the term of employment, from removing from the premises of the Company any physical item or document, or any written, electronic or recorded copy of any physical item or document, containing or embodying any Company Trade Secrets and/or Confidential information, including without limitations the same in electronic or digital form.  Employee shall not leave any of the Company’s Trade Secrets and Confidential Information unattended in any area, whether on or off the Company’s premises, where leaving such information unattended creates a risk that the information may be accessed or acquired by any individual who is not authorized to view or access the Company’s Trade Secrets and Confidential Information.

F.Company-issued or Subsidized Electronic Devices.  If Employee is issued any electronic device by the Company such as a smart phone, iPad, laptop computer, or external hard drive, or if the Company is otherwise subsidizing the cost of Employee’s use of any electronic device, Employee agrees that the following shall govern Employee’s use, access, and possession of such devices:  (1) Employee has no right to privacy with respect to any data that is stored on the device; (2) Employee’s use of the device shall be in accordance with the Employee Handbook policies pertaining to use of Company equipment, computers, networks and systems; (3) Employee will not use the device in any circumstances in which use of the device may distract Employee or others from any business task that requires close attention or otherwise may create an unsafe condition; (4) Employee will not use the device in a manner that violates any applicable federal, state and local laws such as driving laws; (5) Employee will return all such devices to the Company when requested to do so by the Company and/or immediately upon termination of Employee’s employment with the Company for any reason; (6) as soon as Employee begins to consider leaving the Company or Employee realizes his/her employment with the Company has or will soon come to an end, Employee will not wipe or delete or cause any data to be wiped or deleted from any such device before returning the device to the Company; (7) as soon as Employee’s employment with the Company terminates for any reason, or as soon as the Company requests that Employee return the device for any reason, Employee no longer has authorization or consent from the Company to access the device and Employee will not access the device for any reason before returning it to the Company; and (8) before Employee returns the device to the Company, whether upon request by the Company to return it or termination of Employee’s employment, if Employee has stored any data on the device that Employee considers to be personal, Employee will not retrieve or access the device to retrieve such personal data except with the written consent of the Company or in the presence of an authorized Company representative.

G.Covenant Not to Use, Publish or Disclose the Company’s Trade Secrets and/or Confidential Information During and After Termination of Employment.  Employee acknowledges and agrees that Employee’s employment with the Company creates a relationship of confidence and trust with the Company with respect to all of the Company’s Trade Secrets and Confidential Information.  Therefore, at any time during Employee’s term of employment or following the termination of Employee’s employment with the Company, whether voluntary or involuntary, Employee shall not, except as required in the conduct of the Company Business or as authorized in writing by the Company, use, publish or disclose any of the Company’s Trade Secrets and/or Confidential Information in any manner whatsoever.  Notwithstanding the foregoing, this

Section 2.G. does not prohibit or limit the right of Employee to discuss, debate and communicate with other employees of the Company regarding his or her workplace terms and conditions of employment, including wages.  Additionally, Employee’s agreement not to disclose or use Trade Secrets and/or Confidential information includes an agreement to exercise due diligence and reasonable care when handling, maintaining, transferring, disposing or storing any Trade Secrets and/or Confidential Information so as to not violate any consumer federal or state privacy laws.  Employee also agrees to fully and completely comply with any and all security and privacy policies enacted by the Company, including but not limited to all policies and directives of Company.

H.Covenant Not to Solicit the Company’s Clients and/or Customers After Termination of Employment Through the Use of the Company’s Trade Secrets and/or Confidential Information.  Employee agrees that for a period of one (t) year following the termination of his/her employment with the Company, whether voluntary or involuntary, Employee shall not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s clients and/or customers for the purposes of providing products or services that are competitive with those provided by the Company where such solicitation and/or attempt at solicitation is done by Employee through the use of the Company’s Trade Secrets and/or Confidential Information.

3.Non-Recruiting Covenant.  Employee acknowledges and agrees that the Company has invested substantial time and effort in assembling its present personnel and that as a result of Employee’s employment with the Company, Employee will become privy to and familiar with Company’s personnel and recruiting practices and strategies and with Company’s human capital and talent.  Therefore, Employee agrees that for one (1) year following his/her termination of employment with the Company, whether voluntary or involuntary, Employee will not directly or indirectly recruit, or attempt to recruit, any employee of the Company, or induce or attempt to induce any employee of the Company, to terminate or cease employment with the Company.  Notwithstanding the foregoing, nothing in this Section 3 shall prevent Employee from receiving and considering any application from any employee of the Company that is not solicited by Employee or on Employee’s behalf.

4.Covenant Not to Compete During Term of Employment.  Employee promises that during his/her term of employment with the Company, he/she shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the subject matter of his/her employment with the Company or relating to the Company’s line of business.

5.Reasonableness of Restrictive Covenants.  Employee acknowledges that he/she has carefully read and considered Sections 2, 3 and 4 of this Agreement and agrees that the restrictions set forth therein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company.

6.Defend Trade Secrets Act Immunity.  Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (a) in confidence to a Federal,

State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law.  Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, in addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided the Employee’s actions are consistent with 18 U.S.C. § 1833.

7.Prior Agreement, Relationshops and Commitments.

A.Except as disclosed in the form attached hereto as Exhibit A.  Employee has no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent Employee from performing any of Employee’s obligations to the Company under this Agreement, or would otherwise prevent Employee from performing his/her job duties while employed by the Company.

B.Employee will not disclose and has not disclosed to the Company and will not use, or induce the Company to use, any trade secrets or confidential information of others.  Employee represents and warrants that he/she has returned all property, trade secrets and confidential information belonging to others and is not in possession of any such property, confidential information or trade secrets.

C.Employee agrees to indemnify, defend and hold harmless the Company and its officers, directors and employees from any and all claims, damages, costs, expenses or liability, including reasonable attorney’s fees incurred in connection with or resulting from any breach or default of the representations and warranties contained in this Section 8.

8.Termination of Employment.  If Employee’s employment with the Company is terminated for any reason, whether voluntarily or involuntarily, Employee shall promptly, regardless of whether requested by Company to do so at the time of Employee’s termination:

A.Inform the Company of and deliver to the Company all records, files, electronic data, documents, plans, reports, books, notebooks, notes, memoranda, correspondence, contracts and the like in Employee’s possession, custody or control that contain any of the Company’s Trade Secrets or Confidential Information which Employee prepared, used, or came in contact with while employed by the Company;

B.Inform the Company of and deliver to the Company all records, files, electronic data, documents, plans, reports, books, notebooks, notes, memoranda, correspondence, contracts and the like in Employee’s possession, custody or control that pertain in any way to the business of the Company and which Employee prepared, used, or came in contact with while employed by the Company;

C.Deliver to the Company all tangible property in Employee’s possession, custody or control belonging to the Company, including, but not limited to, key cards, office keys,

cell phone, pagers, personal digital assistants, external hard drives, thumb drives, zip drives, lap top computers and desk top computers;

D, and

9.Injunctive Relief.  Employee acknowledges and agrees that if the Company’s Trade Secrets and/or Confidential information were disclosed to a competing business or used in an unauthorized manner as provided herein, such unauthorized disclosure or use would cause immediate and irreparable harm to the Company and would give a competing business an unfair business advantage against the Company for which the Company may not have an adequate remedy at law.  As such, Employee agrees that the Company shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce Sections 2, 3, 4 and 5 of this Agreement in the event of breach or threatened breach by Employee, in addition to any other remedies available to the Company at law or in equity.  The restrictive covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against the Company is not a defense to enforcement of said covenants by injunction.

10.Notice to Third Parties.  Employee authorizes the Company to provide a copy of this Agreement to third parties, including, but not limited to, Employee’s subsequent, anticipated, or possible future employers.

11.At-Will Employment.  Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment with the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without cause, with or without notice.

12.Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

13.

14.Entire Agreement.  This is the entire agreement between the Company and Employee regarding the secrecy, use and disclosure of the Company’s Trade Secrets and Confidential Information and this Agreement supersedes any and all prior agreements regarding these issues.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws.  This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after Employee’s termination or cessation of employment.

15.Severability.  Each provision of this Agreement is intended to be severable, if any court of competent jurisdiction determines that one or more of the provisions of this Agreement, or any part thereof, is or are invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, and this

Agreement shall be given full force and effect while being construed as if such invalid, illegal or unenforceable provision had not been contained within it.  If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, Employee consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

16.Incorporation of Recitals.  The Recitals referenced at the beginning of this Agreement are hereby incorporated by this reference into this Agreement as material terms of this Agreement.

17.Counterparts and Facsimile/Digital Signatures.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an executed Agreement and each of which shall be deemed to be one and the same instrument.  A facsimile or digital signature shall be treated as an original signature for all purposes.

The undersigned acknowledges that he/she has read and understood this Agreement, and that he/she signs this Agreement intending to be bound by its terms as of the date indicated below.

_________________________________
Employee’s Signature

____________________________________
Employee’s Printed Name

_______________________________
Date

Accepted and agreed to:

Impac Mortgage Corp., a California corporation

By:__________________________________

Printed Name:_________________________

Title:.________________________________

Date:_________________________________

EXHIBIT A

PRIOR AGREEMENTS, RELATIONSHIPS AND COMMITMENTS

I represent and warrant that, except as disclosed below, I have no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent me from performing any of my obligations to the Company under this Agreement, or would otherwise prevent me from performing my job duties while employed by the Company (if none, so state):

____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Date: _________________________________________________________

[Employee’s Signature]

EXHIBIT D

EMPLOYMENT SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

1.Parties.  This is a confidential Employment Separation Agreement and General Release (hereafter “Separation Agreement”) and is entered into by and between George A. Mangiaracina (referred to herein as “Employee”) and Impac Mortgage Corp. and Impac Mortgage Holdings, Inc. (jointly referred to as “Impac”) on behalf of itself and its agents, employees, officers, directors, shareholders, parents, subsidiaries, affiliates, predecessors, partners, principals, administrators, representatives, attorneys, insurers, reinsurers, and beneficiaries and all persons acting by, through, under, or in concert with these entities or persons, and each of their respective successors and assigns (collectively, “Impac’s Representatives”).  The effective date of this Separation Agreement is                          (“Effective Date”).  The term “Party” or “Parties” as used herein shall refer to Employee and/or Impac, as may be appropriate.

2.Recitals.  The purpose of this Separation Agreement is to formally and permanently separate Employee from employment with Impac and for Employee to provide a general release to Impac and Impac’s Representatives for any and all known or unknown claims.

3.Review and Revocation.  Employee has up to twenty-one (21) calendar days from the Effective Date to consider this Separation Agreement.  Once the Employee executes this Separation Agreement, the Employee has the right to revoke this Separation Agreement for a period of seven (7) calendar days following the day the Employee executes this Separation Agreement.  Any revocation within this period of time must be submitted, in writing, and state, “I hereby revoke my acceptance of our Separation Agreement.” The revocation must be personally delivered or delivered by verifiable overnight mail to Impac attn.:  Human Resources, 19500 Jamboree Road, Irvine, California 92612, and postmarked within seven (7) calendar days of execution of this Separation Agreement.  This Separation Agreement shall not become effective or enforceable until the revocation period has expired and no sooner than eight (8) days after Employee dates and signs this Separation Agreement.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed on the last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday (“Revocation Period”).  Employee agrees that any modifications, material or otherwise, to this Separation Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

4.Dates of Employment.  Employee’s has received regular pay through and Employee agrees that any regular pay has been stopped as of that date.  Employee’s employment records with the Company will reflect a termination date of                             .

5.Separation Proceeds.  Upon the execution of this Separation Agreement and expiration of the Revocation Period, Impac shall pay the total sum of $                  (the “Separation Proceeds”), less applicable withholdings, pursuant to the terms of that Key Executive Employment Agreement dated March 14, 2018.

6.Benefits.  Employee will be eligible for Impac’s COBRA program effective         .  If Employee elects COBRA coverage, Impac will pay the COBRA premium for Employee and his family for up to 6 months for coverage similar to what Employee had under Impac’s available insurance.  Thereafter, Employee will be responsible to remit monthly COBRA premiums to Impac’s Administrator monthly to remain eligible for COBRA benefits.

7.No Consideration Absent Execution of this Separation Agreement.  Employee understands and agrees that Employee will not receive the Separation Proceeds or any portion thereof or Benefits, absent the execution of this Separation Agreement.

8.General Release of Claims.  In consideration of the Separation Proceeds set forth in Paragraph 4 above, the Employee irrevocably and unconditionally releases and forever discharges Impac and Impac’s Representatives from any and all, known or unknown, asserted or unasserted, claims, liabilities, losses, agreements, rights, causes of action and expenses of any nature whatsoever based upon any act, omission or occurrence occurring from the beginning of time up to and including the Effective Date of this Separation Agreement.  This general release includes, but is not limited to, any claims or rights the Employee may have under any federal, state or local laws or regulations affecting the terms and conditions of Employee’s employment or prohibiting employment discrimination on the basis of any protected characteristic under applicable law(s), including but not limited to race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability, or other public policy (including, but not limited to, those covered by the California constitution; the United States Constitution; the California Fair Employment and Housing Act, Cal. Govt. Code Section 12900, et seq.; the Civil Rights Act of 1964 (Title VII), as amended, 42 U.S.C. Section 2000e et seq.; the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act, as amended; the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination of Employment Act, as amended, 29 U.S.C. Section 621 et seq.; the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101, et seq.; the Equal Pay Act; the Older Workers Benefit Protection Act; the Pregnancy Discrimination Act; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq.; the Fair Credit Reporting Act; the Immigration Reform Control Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Rights Act; the Employee Polygraph Protection Act; the employee (whistleblower) civil provisions of the Criminal Fraud and Accountability Act (Sarbanes Oxley Act); the California Family Rights Act, as amended, Cal. Govt. Code Section 12945.1, et seq.; and the California Labor Code; and any personal gain with respect to any claim arising under the qui tarn provisions of the False Claims Act, 31 U.S.C. §3730.  This also includes, but is not limited to, a release of any and all claims, allegations, demands and/or rights relating to Employee’s prior employment with Impac, the ending or termination of that employment, the vesting or non-vesting of stock, and any other agreements and/or covenants between the Parties, including any claim alleging breach, rescission, non-performance or invalidity, any and all claims or torts arising under the statutes and common law of California and/or any other state or territory of the United States, excepting any action to enforce any provision(s) of this Separation Agreement.  This Separation Agreement, upon full execution by the Employee, shall act as an irrevocable bar to any and all actions, lawsuits or proceedings brought by Employee against Impac and/or Impac’s Representatives arising from or in connection with any matter covered by this Separation Agreement.  However, if, notwithstanding this Separation Agreement, Employee brings an action against Impac or Impac’s Representatives, based on any matter covered by this Separation Agreement, the Employee agrees to pay all costs and expenses incurred by Impac or Impac’s Representatives in defending against such suit, including reasonable attorney fees.

9.Waiver of Unknown Claims.  To effect a full and complete release as described above, the Employee expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542, or other similar statute(s), and do so understanding and acknowledging the significance of such specific waiver of Section 1.542 and/or other similar statute(s).  Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by his or her must have materially affected his or her Separation with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Employee, the Employee expressly acknowledges that this release is intended to include in its effect, without limitation, all claims not known or suspected to exist in the Employee’s favor as of the execution of this Separation Agreement, and that this release contemplates the extinguishment of any such claim or claims which the Employee has or may have against Impac or Impac’s Representatives.  The Parties do not know of any action at law or in equity or administrative proceedings currently pending which concern allegations, claims or demands made in or related to the employment of Employee or otherwise the subject of this Separation Agreement.

10.Affirmation.  The Employee affirms that the Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, proceeding or action against Impac or Impac’s Representatives in any forum or form.

11.Confidentiality.

a.Employee agrees that unless directed to do so by a Court order, Employee will not publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the terms and/or conditions set forth in this Separation Agreement, the contents of the Separation Agreement, the existence of the Separation Agreement, and/or any and all discussions between the Parties regarding this Separation Agreement (hereafter collectively referred to as “Confidential Information”) to any person, firm, organization or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of the President of Impac.

b.Employee is permitted to disclose Confidential Information to Employee’s spouse, immediate attorneys, financial planner(s), and accountants (collectively the “Employee’s Group”).  However, each member of Employee’s Group to whom Employee discloses Confidential Information shall be bound to the confidentiality provisions hereof and any unauthorized disclosure of Confidential Information by any such person so informed shall constitute a breach by such Party of Paragraph 12 (a) above and a material breach of this Separation Agreement.

c.Employee is also permitted to disclose the amount of Separation Proceeds set forth in Paragraph 4 above, as required by law, to governmental taxing authorities.

12.Governing Law and Interpretation.  This Separation Agreement shall be governed by and conformed in accordance with the laws of the State of California.  In the event any Party breaches any provision of this Separation Agreement, it is understood an action may be instituted to specifically enforce any and all terms of this Separation Agreement.  Should any provision of this Separation Agreement, except the general release language set forth in Paragraphs 7 and 8 above, be declared illegal or unenforceable by any court of competent jurisdiction and unable to be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement in full force and effect.  The exclusive venue for any dispute arising out of this Separation Agreement shall be the United States District Court for the Central District of California or, in the event no federal jurisdiction exists, the Superior Court for the State of California.

13.No Admission of Wrongdoing.  The Parties agree that neither this Separation Agreement, nor the entering into the Separation Agreement, nor the furnishing of the consideration for this Separation Agreement, shall be deemed or construed at any time for any purpose as an admission by Impac or any of Impac’s Representatives of any liability, breach of contract, or otherwise unlawful or improper conduct, fault or wrongdoing of any kind.  Indeed, Impac expressly denies liability, breach of contract, or any otherwise unlawful or improper conduct, fault or wrongdoing.

14.No Transfer/Assignment of Claims.  Employee warrants and represents that Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any part of or any interest in any claim released under this Separation Agreement.  Employee further represents that Employee is the sole owner of all rights, interests and claims released herein.

15.Consultation with Counsel.  Employee warrants and represents that Employee has and/or was provided the opportunity to consult with an attorney and fully understands the terms and effect of this Separation Agreement.  Employee also warrants and represents that Employee executes this Separation Agreement freely and voluntarily and without coercion or duress, and that Employee understands that this Separation Agreement releases all known and unknown claims of every kind which Employee may have against Impac or Impac’s Representatives.

16.Amendment.  This Separation Agreement may not be modified, altered or changed except upon express written consent of the Parties wherein specific reference is made to this Separation Agreement.

17.Miscellaneous Provisions.

a.The Parties agree that this Separation Agreement may be executed in counterparts and shall be deemed executed when the Parties have signed and transmitted counterparts to each other.  All counterparts taken together shall constitute a single agreement.

Further, all signed faxed or emailed copies of this Separation Agreement shall be treated as if they are the original document.

b.This Separation Agreement was negotiated by the Parties.  In the event any trier of fact should believe any term to be vague or ambiguous, this Separation Agreement shall be construed as if the Parties jointly prepared it.

c.Headings in this Separation Agreement are for convenience only and do not limit or define any provision.

18.Entire Agreement.  This Separation Agreement in conjunction with the terms of the Key Executive Employment Agreement dated March 14, 2018 constitutes the entire agreement among the Parties, and fully supersedes any prior obligation, understanding or communication of the Parties to each other.  The Parties acknowledge that they have not relied on any representations, promises, or agreements of any kind made to the Parties in connection with their decision to accept this Separation Agreement, except for those set forth in this Separation Agreement and in the Key Executive Employment Agreement dated March 14, 2018.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily execute this Separation Agreement as of the date set forth below:

Executed on _____________ 2017	By: __________________________________ George A. Mangiaracina
Executed on _____________ 2017	By: __________________________________